Exhibit 10.6

TERMS AND CONDITIONS

OF THE

IGI (GLOBAL) sTOCK pURCHASE PLAN

Board adoption:	[date]

Table of Contents

1.	Meaning of words used	1
2.	Eligible Employees	3
3.	Share limitation	4
4.	Invitations and operation	4
5.	Free Share Awards	5
6.	Partnership Share Awards	6
7.	Matching Share Awards	8
8.	Evergreen Awards	10
9.	Vesting of Free Share Awards and Matching Share Awards	10
10.	Settlement of Free Share Awards and Matching Share Awards	11
11.	Plan Shares	12
12.	Leaving	13
13.	Mobile Participants	14
14.	Corporate events	14
15.	Exchange of Awards	15
16.	Variations in share capital	16
17.	Tax	17
18.	Terms of employment	17
19.	General	18
20.	Administration	20
21.	Changing these Terms and Conditions and termination	21
22.	Governing law and jurisdiction	22

IGI (Global) Stock Purchase Plan

(i)

IGI (Global) Stock Purchase Plan
Terms and Conditions

1.	Meaning of words used

1.1	General

In these conditions:

“Award Date” means the date on which an Award is granted;

“Award Frequency” means, for the purposes of an Evergreen Award, the frequency by which new Award Periods will begin;

“Award Period” means, for the purposes of an Evergreen Award, the time between the Award Date and the Expected Vesting Date (or the final Purchase Date of the Partnership Share Award if an Evergreen Award does not include a Matching Share Award);

“Award” means a Free Share Award, a Partnership Share Award a Matching Share Award, or a Phantom Award;

“Board” means the board of directors of the Company or a committee duly authorised by it. For the purposes of conditions 14 (Corporate events) and 15 (Exchange of Awards), it means those persons who were members of the Board immediately before the relevant event;

“Business Day” means a day on which the NASDAQ (or, if the Board decides, any other stock exchange on which the Shares are traded) is open for the transaction of business;

“Company” means International General Insurance Holdings Ltd., incorporated under the laws of Bermuda with registration number 55038;

“Contribution” means a deduction from a Participant’s salary (or other method of payment agreed by the Board) for the purposes of acquiring Partnership Shares;

“Control” means the power of a person to secure by means of the holding of shares or the possession of voting power or by virtue of any powers conferred by any articles of association or other equivalent document, that the affairs of a body corporate are conducted in accordance with the wishes of that person;

“Dealing Restrictions” means any internal or external restrictions on dealings or transactions in securities;

“Dividend Equivalent” means a right to receive an additional amount, as set out in condition 10.4 (Dividend Equivalents);

“Eligible Employee” means any Employee who meets the requirements of condition 2.1 (Eligibility);

“Employee” means any employee (including an employed executive director) of any Member of the Group and, for the purposes of condition 18 (Terms of employment), it includes a former employee;

“Evergreen Award” means a Partnership Share Award and any related Matching Share Award that are subject to condition 8 (Evergreen Awards);

“Expected Vesting Date” means the date the Board decides under conditions 5.2 (Terms of Free Share Awards) or 7.3 (Terms of Matching Share Awards);

IGI (Global) Stock Purchase Plan

“Free Share Agreement” means an agreement in respect of a Free Share Award as described at condition 5.4 (Free Share Agreements);

“Free Share Award” means a conditional right to acquire Shares granted under these Terms and Conditions;

“Good Leaver Reason” means:

(i)	death;

(ii)	ill-health, injury or disability (evidenced to the satisfaction of the Board);

(iii)	retirement by agreement with the Participant’s employing company;

(iv)	redundancy by agreement with the Participant’s employing company;

(v)	the Participant’s employing company ceasing to be a Member of the Group;

(vi)	the business or part of the business that employs the Participant being transferred outside of the Group; or

(vii)	any other reason, at the discretion of the Board;

“Group” means the Company and any company that is a subsidiary of the Company over which the Compay has Control, and “Member of the Group” will be understood accordingly;

“Lapse” means:

(i)	in relation to a Partnership Share Award, the Participant no longer being entitled to purchase further Partnership Shares under the Award; and

(ii)	in relation to a Free Share Award or a Matching Share Award, the Participant losing the right to receive some or all of the Shares or cash comprised in the Award;

“Leaves” means ceasing to be an employee (and ceasing to be a director) of all Members of the Group and “Leaving” and “Left” will be understood accordingly;

“Market Value” on any day means the market value of a Share as decided by the Board;

“Matching Ratio” means the ratio the Board decides under condition 7.3 (Terms of Matching Share Awards);

“Matching Share Award” means a conditional right to acquire Shares granted under these Terms and Conditions in connection with a Partnership Share Award;

“Nominee” means the nominee appointed by the Board to hold Plan Shares on behalf of Participants for the purposes of these Terms and Conditions;

“Participant” means a person who is holding or has held an Award or, after death, that person’s personal representatives;

“Partnership Share Agreement” means an agreement in respect of a Partnership Share Award (and, if relevant, a Matching Share Award) as described at condition 6.3 (Partnership Share Agreements) and condition 7.3 (Terms of Awards);

“Partnership Share Award” means a right to buy Partnership Shares granted under these Terms and Conditions;

“Partnership Shares” means Shares acquired on behalf of a Participant in accordance with a Partnership Share Award;

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“Performance Conditions” means any performance conditions imposed under condition 5.3 (Performance Conditions);

“Performance Period” means the period in respect of which any Performance Conditions are to be satisfied;

“Phantom Award” means a conditional right granted under these Terms and Conditions to receive a cash sum linked to the value of a number of Shares;

“Plan Shares” means Shares acquired by a Participant:

(i)	as Partnership Shares;

(ii)	as a consequence of the Vesting of a Free Share Award or Matching Share Award; and

(iii)	by virtue of the reinvestment of dividends paid on other Plan Shares;

“Plan” means the 2020 Omnibus Incentive Plan, as amended from time to time;

“Purchase Date” means the date on which Partnership Shares are purchased on behalf of a Participant;

“Share” means a common share of US$0.01 in the capital of the Company;

“Tax” means any tax and social security charges (and/or any similar charges), wherever arising, in respect of a Participant’s Award or otherwise arising in connection with that Participant’s participation in these Terms and Conditions;

“Terms and Conditions” means the terms and conditions constituted by these conditions and known as the IGI (Global) Stock Purchase Plan, as amended from time to time, which shall, for the avoidance of doubt, constitues an “additional compensation arrangement” as contemplated by Section 14.2 of the Plan; and

“Vesting” means:

(i)	in relation to a Free Share Award or a Matching Share Award, the Participant becoming entitled to the Shares subject to the Award; and

(ii)	in relation to a Phantom Award, a Participant becoming entitled to the cash sum,

and “Vest” and “Vested” will be understood accordingly.

1.2	Interpretation

In these Terms and Conditions, the singular includes the plural and the plural includes the singular. References to any enactment or statutory requirement will be understood as references to that enactment or requirement as amended or re-enacted and they include any subordinate legislation made under it.

2.	Eligible Employees

2.1	Eligibility

The Company has established these Terms and Conditions to provide benefits to Eligible Employees (defined below) and Participants in the form of Awards and/or Shares to give them a continuing stake in the Company. The Board may only grant an Award to someone who is an Employee at the Award Date and is not on notice to terminate their employment within the Group (an “Eligible Employee”). Any issuance or acquisition of Shares by an Eligible Employee or Participant shall be issued fully paid in consideration for the relevant Eligible Employee’s services to the Company.

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3.	Share limitation

3.1	Limit

The aggregate number of Shares that may be issued with respect to Awards which may be granted hereunder shall not exceed 200,000 Shares (subject to any increase or decrease pursuant to condition 16.2 (Adjustments to Awards)), which may be either authorised and unissued Shares or Shares held in or acquired for the treasury of the Company or both.

4.	Invitations and operation

4.1	Operation

The Board has discretion to decide whether these Terms and Conditions will be operated. When these Terms and Conditions are operated, the Board may invite all Eligible Employees to participate, or any of them.

4.2	Award type

The Board may issue invitations to Eligible Employees to participate in:

4.2.1	Free Share Awards;

4.2.2	Partnership Share Awards; and

4.2.3	if Partnership Share Awards are to be granted, Matching Share Awards.

4.3	Timing of invitations

Subject to any Dealing Restrictions, invitations under these Terms and Conditions may be issued at any time.

4.4	Administrative errors

If the Board grants an Award:

4.4.1	in error, it will be deemed never to have been granted and/or will immediately Lapse; and/or

4.4.2	which is inconsistent with any provisions in these Terms and Conditions, it will take effect only to the extent permissible under these Terms and Conditions and will otherwise be deemed never to have been granted and/or will immediately Lapse.

4.5	Nominee

Plan Shares will be held by the Nominee on behalf of the Participants. The Board may make the grant of Awards subject to the condition that Participants enter into a nominee agreement with the Nominee.

Plan Shares and any cash held by the Nominee on behalf of Participants will be subject to the terms and conditions of any nominee agreement.

4.6	Phantom Awards

A Phantom Award will not confer any right to receive Shares or any interest in Shares. These Terms and Conditions will be interpreted and applied to reflect the fact that Phantom Awards are settled in cash rather than Shares.

IGI (Global) Stock Purchase Plan

Free Share Awards, Partnership Share Awards and Matching Share Awards may all be granted as Phantom Awards, and these Terms and Conditions will be interpreted accordingly.

5.	Free Share Awards

5.1	Meaning of “Award”

For the purposes of this condition 5 (Free Share Awards), references to “Awards” means Free Share Awards.

5.2	Terms of Awards

Where there is an invitation to participate in an Award, the Board will approve the terms of the Award, including:

5.2.1	the Award Date;

5.2.2	the number of Shares subject to the Award or the basis for calculating the number of Shares;

5.2.3	the Expected Vesting Date;

5.2.4	if the Award is subject to any Performance Conditions, details of those Performance Conditions and the applicable Performance Period;

5.2.5	whether Dividend Equivalents will apply; and

5.2.6	whether the Participant may be required to enter into any election for a particular tax and/or social security treatment in respect of an Award and/or any Shares and any consequences of failing to make the election.

5.3	Performance Conditions

5.3.1	The Board may make Vesting of an Award conditional on the satisfaction of one or more performance conditions (“Performance Conditions”).

5.3.2	The Board may change or waive a Performance Condition in accordance with its terms or if anything happens that causes the Board to reasonably consider it appropriate to do so. A changed Performance Condition will not be materially less or more difficult to satisfy than the original condition was intended to be at the Award Date.

5.3.3	The Board will notify any relevant Participant as soon as practicable after any change or waiver of a Performance Condition.

5.4	Free Share Agreements

5.4.1	As a condition of participating in an Award, the Board will decide either that:

(i)	the Eligible Employee must agree to the Award by completing and accepting a Free Share Agreement by a specified date (which must be prior to the Award Date but at least 14 days after the date the Free Share Agreement is issued); or

(ii)	the Eligible Employee will be deemed to have agreed to the Award on the terms of a Free Share Agreement unless the Eligible Employee opts out in the manner and by the date specified (which must be prior to the Award Date but at least 25 days after the date the Free Share Agreement is issued).

IGI (Global) Stock Purchase Plan

5.4.2	The terms of a Free Share Agreement will:

(i)	ensure that the Participant accepts the Award subject to the Terms and Conditions;

(ii)	permit the Nomiee to hold any Shares which Vest under the Award; and

(iii)	ensure that any Shares which Vest under the Award are subject to condition 17.1 (Withholding).

6.	Partnership Share Awards

6.1	Meaning of “Award”

For the purposes of this condition 6 (Partnership Share Awards), references to “Awards” means Partnership Share Awards.

6.2	Terms of Awards

Where there is an invitation to participate in an Award, the Board will approve the terms of the Award, including:

6.2.1	the number and frequency of Contributions to be made under the Award;

6.2.2	the date on which Contributions will start;

6.2.3	the maximum and minimum amount per Contribution;

6.2.4	any limit on Partnership Shares under condition 6.4 (Limit on Partnership Shares);

6.2.5	the Purchase Date(s) or the basis on which the Purchase Date(s) will be determined;

6.2.6	where the Board decides that the Award will be an Evergreen Award, the Award Frequency and the Award Period; and

6.2.7	whether the Participant may be required to enter into any election for a particular tax and/or social security treatment in respect of an Award and/or any Shares and any consequences of failing to make it.

6.3	Partnership Share Agreements

6.3.1	As a condition of participating in an Award, the Eligible Employee must agree to the Award by completing and accepting a Partnership Share Agreement by a specified date (which must be prior to the Award Date but at least 28 days after the date the Partnership Share Agreement is issued).

6.3.2	The terms of a Partnerhsip Share Agreement will:

(i)	specify the amount of each Contribution chosen by the Participant;

(ii)	authorise Contributions to be deducted from the Participant’s salary (or agree to another method of payment agreed by the Board);

(iii)	ensure that the Participant accepts the Award subject to the Terms and Conditions;

(iv)	permit the Nomiee to hold any Partnership Shares acquired under the Award; and

(v)	ensure that any Partnership Shares under the Award are subject to condition 17.1 (Withholding).

IGI (Global) Stock Purchase Plan

6.4	Limit on Partnership Shares

6.4.1	The Board may limit the number of Partnership Shares which may be bought under Awards granted on any occasion.

6.4.2	If the Company receives applications for Partnership Shares that exceed the limit, or it becomes clear once Contributions have been made that the limit will be exceeded, the number of Partnership Shares received by each Participant will be proportionately reduced. Each Participant will be notified of the change, each Partnership Share Agreement will be deemed to be modified or withdrawn accordingly and any excess Contributions already made will be returned to the Participant.

6.5	Holding Contributions

Contributions will be held in a non-interest bearing account until they are used to purchase Partnership Shares on the Participant’s behalf or are returned to the Participant.

6.6	Purchase of Partnership Shares

6.6.1	On each Purchase Date, the Board will arrange for the aggregate amount of Contributions made by the Participants to be applied in purchasing Partnership Shares on behalf of Participants.

6.6.2	The number of Partnership Shares that will be purchased on behalf of each Participant will be determined by reference to that Participant’s Contributions and the Market Value of a Share on the Purchase Date.

6.6.3	Fractions of Shares may not be purchased on behalf of Participants.

6.6.4	The Board may carry forward and add to the next Contribution any excess not used to purchase Partnership Shares on any Purchase Date. Alternatively, the Board may pay the excess to the Participant as soon as practicable.

6.7	Dealing Restrictions

If purchasing Partnership Shares would be prohibited by Dealing Restrictions, the purchase will not occur until after the Dealing Restrictions cease to apply, unless the Board decides otherwise.

6.8	Varying Contributions

6.8.1	The Board may, at any time, change the maximum and minimum amount of each Contribution not yet made under an Award and notify affected Participants accordingly. Any Contribution still to be made greater than the new maximum or less than the new minimum will be deemed to be modified accordingly.

6.8.2	The Board may permit Participants to vary the amount of the remaining Contributions to be made under an Award by giving notice to the Company. Any variation (within the maximum and minimum specified by the Board) will take effect 30 days following receipt of the notice or on such earlier date as the Board decides.

6.9	Stopping Contributions

6.9.1	A Participant may, at any time, stop making further Contributions under an Award by giving notice to the Company. The notice will take effect 30 days following receipt or on another date agreed with the Company.

IGI (Global) Stock Purchase Plan

6.9.2	The Board may, at any time, decide that Contributions under an Award will stop and will give notice to affected Participants. The notice will take effect 30 days after being sent or on another date specified in the notice.

6.9.3	Contributions already made prior to the notice taking effect will be used to purchase Partnership Shares.

6.9.4	The Board may permit the Participant to restart Contributions. A Participant who restarts Contributions in accordance with this condition:

(i)	may not make up any Contributions that have been missed while the Contributions were stopped; and

(ii)	may not restart Contributions more than once for an Award (or Award Period for an Evergreen Award),

unless the Board decides otherwise.

6.10	Withdrawing from the Award

6.10.1	A Participant may, at any time, withdraw from an Award by giving notice to the Company. The notice will take effect 30 days following receipt or on another date agreed with the Company.

6.10.2	Prior to the notice taking effect, Contributions already made will be used to purchase Partnership Shares.

6.10.3	On the notice taking effect:

(i)	no further Contributions will be made;

(ii)	as soon as practicable, any Contributions still held in cash will be paid to the Participant; and

(iii)	the Award will Lapse.

6.11	Contributions in error

If the amount of any Contribution made is in error, any Member of the Group and/or the Nominee may take such action as the Board may direct to correct the error.

6.12	Phantom Award

Where an Award is granted as a Phantom Award, Contributions will be retained by the Company and the Participant will acquire a right to cash instead of Shares.

7.	Matching Share Awards

7.1	Meaning of “Award”

For the purposes of this condition 7 (Matching Share Awards), references to “Awards” means Matching Share Awards.

IGI (Global) Stock Purchase Plan

7.2	Invitations

Where there is an invitation to participate in a Partnership Share Award, the Board may also decide to grant an Award linked to that Partnership Share Award. The invitation will state if Awards will be granted.

7.3	Terms of Awards

The Board will approve the terms of an Award, which will be set out in the Partnership Share Agreement, including:

7.3.1	the Matching Ratio;

7.3.2	the Expected Vesting Date;

7.3.3	whether Dividend Equivalents will apply; and

7.3.4	whether the Participant may be required to enter into any election for a particular tax and/or social security treatment in respect of an Award and/or any Shares and any consequences of failing to make the election.

7.4	Grant of Matching Share Awards

The Board will grant Awards in the same way and on the same Award Date as the Partnership Share Awards to which they relate.

7.5	Matching Ratio

The Board may alter the Matching Ratio at any time. The Board must give notice of any change to all affected Participants as soon as practicable (and, in any event, before Partnership Shares are purchased under the varied terms).

7.6	Lapse of Matching Share Awards

An Award will Lapse on the date:

7.6.1	the Participant withdraws from the related Partnership Share Award in accordance with condition 6.10 (Withdrawing from the Award); or

7.6.2	the Participant directs the Nominee, prior to the Expected Vesting Date, to sell or transfer any Partnership Shares purchased under the related Partnership Share Award.

If the Award is an Evergreen Award, a Lapse under condition 7.6.2 relates only to the Award for the relevant Award Period.

7.7	Number of Shares that will Vest

The number of Shares subject to an Award that will Vest is equal to the aggregate number of Partnership Shares purchased under the related Partnership Share Award that continue to be held by the Nominee on behalf of the Participant on the Expected Vesting Date, multiplied by the Matching Ratio of the Matching Share Award. If the Matching Ratio has changed between Purchase Dates, the calculation will be applied to account for the different Matching Ratios.

If the Award is an Evergreen Award, the number of Shares that will Vest relates to the Partnership Shares purchased under the Award Period of the related Partnership Share Award.

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8.	Evergreen Awards

8.1	Evergreen Awards

The Board may decide that a Partnership Share Award and any related Matching Share Award will be an Evergreen Award.

8.2	Award cycles

Where an Award is an Evergreen Award, the Award will operate in Award cycles, so that new Award Periods will run at the Award Frequency. Award Periods may overlap and a new Award Period will:

8.2.1	apply to each Participant who has not Left or withdrawn from the Partnership Share Award under condition 6.10 (Withdrawing from the Award) prior to the start of the new Award Period; and

8.2.2	apply on the same basis as the most recent Award Period to have started, with the following variations:

(i)	the Expected Vesting Date (if relevant) and each Purchase Date in the new Award Period will be advanced by the Award Frequency;

(ii)	the amount of each Contribution will be the most recent amount made under the latest Award Period;

(iii)	the Matching Ratio (if relevant) will be the most recent ratio under the latest Award Period; and

(iv)	the Board may, prior to the start of the new Award Period, change any term of the Awards by giving notice to the Participants.

8.3	New Participants

Prior to the start of a new Award Period, Employees who are not Participants in an Evergreen Award may be invited to participate in an Evergreen Award on the same terms as the existing Participants.

Invitations will be made in accordance with condition 6 (Partnership Share Awards) and condition 7 (Matching Share Awards) (if relevant).

8.4	Award cancellation

The Board may decide at any time to cancel the operation of Evergreen Awards, which will mean that no new Award Periods will start. This will not affect any Award Periods already in existence. The Board will notify all affected Participants as soon as practicable.

9.	Vesting of Free Share Awards and Matching Share Awards

9.1	Timing of Vesting

Free Share Awards will Vest on the latest of:

9.1.1	the Expected Vesting Date; and

9.1.2	the date it is decided that any Performance Conditions are satisfied.

Matching Share Awards will Vest on the Expected Vesting Date.

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9.2	Extent of Vesting

A Free Share Award will Vest to the extent that the Board decides that any Performance Conditions are satisfied.

To the extent a Free Share Award or a Matching Share Award or any part of it is no longer capable of Vesting, it will Lapse. To the extent the Award Lapses, it cannot Vest under any other provision of these Terms and Conditions.

9.3	Vesting – Impact of Dealing Restrictions

Where a Free Share Award or a Matching Share Award would otherwise Vest at a time when Dealing Restrictions would prohibit:

9.3.1	delivering or arranging delivery of Shares or cash; and/or

9.3.2	the Participant from selling Shares, if required to discharge Tax,

the Award will not Vest until the Dealing Restrictions cease to apply, unless the Board decides otherwise.

9.4	Fractions

Where a Free Share Award or a Matching Share Award would otherwise Vest over a fraction of a Share, the number of Shares that will Vest will be rounded up to the nearest whole Share.

10.	Settlement of Free Share Awards and Matching Share Awards

10.1	Meaning of “Award”

For the purposes of this condition 10 (Settlement of Free Share Awards and Matching Share Awards), references to “Awards” means Free Share Awards and Matching Share Awards.

10.2	Cash alternative

The Board may choose (whether at the time of grant or any other time before settlement) to settle any Award partly or fully in cash. The Participant will have no right to acquire the Shares in respect of which an Award has been settled in cash.

10.3	Delivery of Shares or cash

If an Award Vests, the Board will arrange for the issuance or transfer of Shares or cash as soon as practicable after Vesting. Shares will be issued or transferred to the Nominee on behalf of the Participant, unless the Board decides otherwise.

10.4	Dividend Equivalents

10.4.1	Where an Award includes Dividend Equivalents, the Participant will receive:

(i)	for Free Share Awards, an amount equal to the dividends, the record date for which falls between the Award Date and Vesting, multiplied by the number of Shares in respect of which the Free Share Award Vests; or

(ii)	for Matching Share Awards, an amount equal to the dividends, the record date for which falls between the Award Date and Vesting, multiplied by the number of Shares subject to the Matching Share Award at the record date in respect of which the Matching Share Award Vests.

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10.4.2	Dividend Equivalents will be calculated on such basis as the Board decides. Special dividends will not be included, unless the Board decides otherwise.

10.4.3	Any Dividend Equivalents may be paid in cash or in such whole number of Shares (rounded down) that has an aggregate Market Value at Vesting which is closest to that amount. Dividend Equivalents will be paid on the same date and the same terms as the related Award.

10.5	Dealing Restrictions

If delivering or arranging delivery of Shares or cash would be prohibited by Dealing Restrictions, delivery will not occur until after the Dealing Restrictions cease to apply, unless the Board decides otherwise.

10.6	Share transfer tax

The Company will arrange payment of any share transfer taxes on settlement of any Award.

11.	Plan Shares

11.1	Dividends

11.1.1	Any dividends paid in respect of Plan Shares held by the Nominee will be applied in purchasing further Plan Shares, unless the Board decides otherwise.

11.1.2	The number of Plan Shares to be purchased on behalf of each Participant will be determined by reference to the amount of dividend to which the Participant is entitled and the Market Value of a Share on the relevant date.

11.1.3	Fractions of Plan Shares may not be purchased on behalf of Participants.

11.1.4	The Company may carry forward and add to the next dividend any excess not used to purchase further Plan Shares. Alternatively, the Company may pay the excess to the Participant as soon as practicable.

11.1.5	If the Board decides that dividends will not be reinvested (in whole or in part), amounts not reinvested will be paid to the relevant Participants.

11.2	Shareholder rights

Shares issued in connection with these Terms and Conditions will rank equally in all respects with the Shares in issue as of that date.

Participants will only be entitled to rights attaching to Shares pursuant to the Company’s bye-laws from the date of the allotment or transfer to them.

11.3	Withdrawing Plan Shares

A Participant may instruct the Nominee to sell or transfer the Participant’s Plan Shares at any time.

Notional Plan Shares will be settled in cash on the basis of the Market Value of a Share on the date of such instruction.

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12.	Leaving

12.1	Leaving – general

When a Participant Leaves, and after all outstanding Free Share Awards and Matching Share Awards have either Lapsed or Vested, the Nominee will arrange for:

12.1.1	any Plan Shares held by the Nominee on the Participant’s behalf to be sold or transferred, in accordance with the Participant’s instructions, subject to the Company’s bye-laws; and

12.1.2	any sales proceeds and other cash held by the Nominee on the Participant’s behalf to be transferred to the Participant, or otherwise paid in accordance with the Participant’s instructions,

as soon as practicable.

If a Participant does not give the Nominee instructions in relation to the Plan Shares within 90 days of being requested to do so, the Nominee will sell the Plan Shares on the Participant’s behalf.

The Nominee will not be required to transfer cash amounts with a value of less than $5 to Participants who have Left.

12.2	Leaving – Partnership Share Awards

Where a Participant who holds a Partnership Share Award Leaves, the Award will Lapse 30 days following the date of Leaving. Contributions made before the Award Lapses will be used to purchase Partnership Shares prior to Lapse, where possible, unless the Board decides otherwise.

12.3	Leaving before Vesting – Free Share Awards and Matching Share Awards

12.3.1	Where a Participant who holds a Free Share Award and/or Matching Share Award Leaves before Vesting, the Award will Lapse on the date the Participant Leaves, unless other provisions of this condition 12 (Leaving) apply.

12.3.2	If a Participant Leaves for a Good Leaver Reason before Vesting, the Award will:

(i)	if the reason is death, Vest on the date of death;

(ii)	otherwise continue until the normal date of Vesting, unless the Board decides to accelerate Vesting; and

(iii)	in the case of a Free Share Award, Vest to the extent prescribed by condition 12.6 (Good leavers – Vesting),

and to the extent the Participant’s Award does not Vest, it will then Lapse.

12.4	Leavers after Vesting – Free Share Awards and Matching Share Awards

If a Participant who holds a Free Share Award and/or Matching Share Award Leaves after Vesting, the Award will continue in accordance with these Terms and Conditions.

12.5	Summary dismissal

If, at any time, a Participant is summarily dismissed or Leaves in circumstances where the Participant’s employer would have been entitled to summarily dismiss the Participant (in the opinion of the Board) then that Participant’s Free Share Awards and Matching Share Awards will immediately Lapse.

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12.6	Good leavers – Vesting

If this condition 12.6 (Good leavers – Vesting) applies, a Free Share Award will Vest:

12.6.1	to the extent that the Board decides any Performance Conditions are waived or have been satisfied as measured over the Performance Period, or such other period as the Board decides is appropriate if the Performance Period has not yet ended; and

12.6.2	pro-rata to reflect the period from the Award Date until the date the Participant Leaves, as a proportion of the period from the Award Date until the Expected Vesting Date calculated by reference to complete months, unless the Board decides otherwise.

13.	Mobile Participants

13.1	Application of condition

If a Participant moves from one jurisdiction to another or becomes tax resident in a different jurisdiction and, as a result, there may be adverse legal, regulatory or tax consequences for the Participant and/or a Member of the Group in connection with participation in these Terms and Conditions then the Board may adjust the terms on which the Participant can participate in these Terms and Conditions as it considers appropriate.

13.2	Cancellation

If the Board decides that adjusting the terms of participation under condition 13.1 (Application of condition) is not practicable or appropriate, the Board may decide that Awards will Lapse and/or that the Participant will be treated as a Leaver.

13.3	Notifying Participants

The Board will notify affected Participants of any adjustment or decision made under this condition 13 (Mobile Participants) as soon as practicable.

14.	Corporate events

14.1	Takeovers

Except where Awards are to be exchanged in accordance with condition 15 (Exchange of Awards), where:

14.1.1	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares; or

14.1.2	a person (or a group of persons acting in concert) having obtained Control of the Company makes an offer to acquire all the Shares that person does not already own; or

14.1.3	a court sanctions a compromise or arrangement for the purposes of a change of Control of the Company,

Awards will Vest to the extent set out in condition 14.4 (Vesting), on the following date:

14.1.4	in the case of an offer within condition 14.1.1 or condition 14.1.2, the date such offer becomes unconditional in all respects; or

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14.1.5	in the case of a compromise or arrangement within condition 14.1.3, the effective date of the transaction, or, if the Board so decides, the date of the court sanction.

14.2	Other corporate events

If the Company is or may be affected by:

14.2.1	any demerger, delisting, distribution (other than an ordinary dividend) or other transaction which might affect the current or future value of any Award; or

14.2.2	any reverse takeover (not within condition 14.1.1), merger by way of a dual listed company or other significant corporate event as determined by the Board,

the Board may decide that Awards will Vest on a date determined by the Board and to the extent set out in condition 14.4 (Vesting).

14.3	Winding up

If notice is given of a resolution for the voluntary winding up of the Company, Awards will Vest on the date the notice is given (or such other date as the Board decides) to the extent set out in condition 14.4 (Vesting).

14.4	Vesting

If this condition 14.4 (Vesting) applies, Free Share Awards will Vest:

14.4.1	to the extent that the Board decides any Performance Conditions are waived or have been satisfied as measured over the Performance Period, or such other period as the Board decides is appropriate if the Performance Period has not yet ended; and

14.4.2	pro-rata to reflect the period from the Award Date until the date of Vesting, as a proportion of the period from the Award Date until the Expected Vesting Date calculated by reference to complete months, unless the Board decides otherwise.

14.5	Lapse

If Free Share Awards only Vest in part under this condition 14 (Corporate events), they will Lapse to the extent they do not Vest.

15.	Exchange of Awards

15.1	Definitions

For the purposes of this condition 15 (Exchange of Awards), “Acquirer” means a person that obtains Control of the Company, or obtains further Shares as referred to in condition 14.1.2, and “Award” means a Free Share Award or a Matching Share Award.

15.2	Application of condition

Where an event mentioned within condition 14.1 (Takeovers) or condition 14.2 (Other corporate events) is expected to or does occur, then:

15.2.1	if the event constitutes a corporate reorganisation of the Company where substantially all the shareholders of the Company immediately before the reorganisation will continue to have Control immediately afterwards, Awards will not Vest under condition 14 (Corporate events) but will instead be exchanged (along with any Vested Awards and Partnership Share Awards) for new awards, unless the Board decides otherwise; and

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15.2.2	in any other case, the Board may, with the consent of the Acquirer, decide that either:

(i)	Awards will not Vest under condition 14 (Corporate events) but will instead be exchanged (along with any Vested Awards and Partnership Share Awards) for new awards; or

(ii)	Participants will be entitled to choose, within a period decided by the Board, whether to exchange their Awards (and any Partnership Share Award) for new awards.

15.3	Timing of exchange

Any such exchange under condition 15.2 (Application of condition) will take place on (or as soon as practicable after) the relevant event.

15.4	Exchange terms

Any new award will be granted on such terms and over such shares (or other type of securities) as the Board decides and, where condition 15.2.2 applies, with the agreement of the Acquirer.

15.5	Interpretation following exchange

Unless the Board decides otherwise, in relation to any new award that is subject to these Terms and Conditions, these Terms and Conditions will be interpreted as if references to Shares are references to the shares (or other securities) over which the new award is granted and references to the Company are to such company as the Board decides.

16.	Variations in share capital

16.1	Definition

For the purposes of this condition 16 (Variations in share capital), “Award” means a Free Share Award or a Matching Share Award.

16.2	Adjustments to Awards

If there is:

16.2.1	a variation in the share capital of the Company, including a capitalisation or rights issue, open offer, sub-division, consolidation or reduction of share capital;

16.2.2	a demerger (in whatever form);

16.2.3	a special dividend or distribution; or

16.2.4	any other transaction which the Board decides will materially affect the value of the Shares,

the Board may adjust the number or class of the Shares to which an Award relates in such manner as the Board considers appropriate.

The Board will notify affected Participants of any adjustment made under this condition 16.2 (Adjustments to Awards) as soon as practicable.

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17.	Tax

17.1	Withholding

Any Member of the Group, any employing company, the Nominee or any third-party provider nominated by the Board may make withholding arrangements as set out in this condition 17.1 (Withholding) and subject to any specific provisions therefor in the applicable Partnership Share Agreement.

A withholding entity may make such withholding arrangements as it considers necessary or desirable, including making deductions from any cash payment owed to the Participant.

Withholding arrangements may include the sale on behalf of the Participant of some or all of the Participant’s Plan Shares.

An entity may withhold to meet any liability for Tax and to meet any applicable dealing and/or currency exchange costs and other associated costs.

17.2	Participant indemnity

A Participant will, if requested, indemnify the Group for the Participant’s liability for Tax.

18.	Terms of employment

18.1	Application

This condition 18 (Terms of employment) applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

18.2	Not part of employment contract

Nothing in the conditions of these Terms and Conditions or the operation of these Terms and Conditions forms part of an Employee’s contract of employment or alters it. The rights and obligations arising from the employment or former employment relationship between the Employee and the relevant Member of the Group are separate from, and are not affected by, these Terms and Conditions. Participation in these Terms and Conditions does not create any right to, or expectation of, employment (continued or otherwise).

18.3	No future expectation

No Employee has a right to participate in these Terms and Conditions. Participation in these Terms and Conditions or the grant of an Award on a particular basis in any year does not create any right to or expectation of participation in these Terms and Conditions or the grant of an Award on the same, or any other, basis (or at all) in the future.

18.4	Decisions and discretion

The terms of these Terms and Conditions do not entitle the Employee to the exercise of any discretion in the Employee’s favour. The Employee will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Employee.

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18.5	No compensation

No Employee has any right to compensation or damages for any loss (actual or potential) in relation to these Terms and Conditions, including any loss in relation to:

18.5.1	any loss or reduction of rights or expectations under these Terms and Conditions in any circumstances (including lawful or unlawful termination of employment);

18.5.2	any exercise of a discretion or a decision taken in relation to an Award or to these Terms and Conditions, or any failure or delay to exercise a discretion or take a decision; and

18.5.3	the operation, suspension, termination or amendment of these Terms and Conditions.

18.6	Waiver

By participating in these Terms and Conditions, an Employee agrees to waive all rights which might otherwise arise under these Terms and Conditions, other than the right to acquire Shares or cash (as appropriate) subject to and in accordance with the explicit conditions of these Terms and Conditions, in consideration for and as a condition of the grant of an Award.

19.	General

19.1	Data protection

Participation in these Terms and Conditions will be subject to:

19.1.1	any data protection policies applicable to any relevant Member of the Group; and

19.1.2	any applicable privacy notices; and

19.1.3	where required, any applicable consents.

19.2	Consents and filings

All allotments, issues and transfers of Shares will be subject to the Company’s bye-laws and any necessary consents or filings required in any relevant jurisdiction. The Participant will be responsible for complying with any requirements needed in order to obtain, or to avoid the necessity for, any such consents or filings.

19.3	Source of Shares

These Terms and Conditions may operate using newly issued Shares, Shares transferred from treasury and/or Shares purchased in the market.

19.4	Listing

If, and for as long as the Shares are listed on the NASDAQ (or, if the Board decides, any other stock exchange on which the Shares are traded), the Company will apply as soon as practicable for the listing and admission to trading on such exchange of any Shares issued in connection with these Terms and Conditions.

19.5	Notices

Any notice or other communication required under these Terms and Conditions will be given in writing, which may include electronic means.

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Any notice or other communication to be given to an Employee or Participant may be delivered by electronic means (including by email, through the Group’s intranet or a share plan portal), personally delivered or sent by ordinary post to such address as the Board reasonably considers appropriate.

Any notice or other communication to be given to the Company, the Nominee or the Company’s agents may be delivered or sent to 74 Abdel Hamid Sharaf Street, P.O. Box 941428, Amman 11194, Jordan or such other place and by such means as the Board, the Nominee or the Company’s agents, as appropriate, may specify and notify to Employees and/or Participants, as relevant.

Notices or other communications:

19.5.1	sent electronically will be deemed to have been received immediately (if sent during usual business hours) or at the opening of business on the next Business Day (if sent outside usual business hours);

19.5.2	that are personally delivered will be deemed to have been received when left at the relevant address (if left during usual business hours) or at the opening of business on the next Business Day (if left outside usual business hours); and

19.5.3	sent by post will be deemed to have been received 24 hours after posting to a Jordanian address or 5 days after posting to an address outside Jordan,

unless there is evidence to the contrary.

All notices or communications to be given to Employees or Participants are given and sent at the risk of the addressee. No Member of the Group has any liability in respect of any notice or communication given or sent, nor need they be concerned to see that the addressee actually receives it.

19.6	Third party rights

Except as otherwise expressly stated to the contrary, nothing in these Terms and Conditions confers any benefit, right or expectation on any person other than an Employee, Participant or Member of the Group. No third party has any rights to enforce any conditions of these Terms and Conditions and any statutory or other third party enforcement rights in any jurisdiction are (to the extent permissible by law) excluded.

19.7	Bankruptcy

A Participant’s Award will Lapse if the Participant becomes bankrupt or enters into a compromise (or any overseas equivalent) with the Participant’s creditors generally, other than where the compromise (or overseas equivalent) is entered into by the Participant voluntarily and at the Participant’s complete discretion.

19.8	Not pensionable

None of the benefits that may be received under these Terms and Conditions are pensionable.

19.9	Not transferable

A Participant’s Award will Lapse if the Participant transfers, assigns, charges or otherwise disposes of the Award or any of the rights in respect of it, whether voluntarily or involuntarily (other than to that Participant’s personal representatives on death).

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19.10	Currency conversions

Any conversion of money into different currencies (whether notional or actual) will be done at a time and rate of exchange that the Board decides.

No Member of the Group will be liable for any loss due to movements in currency exchange rates or conversion or money transfer charges.

19.11	No liability for delay

No Member of the Group will be liable for any loss arising from any delay in giving effect to any notice or communication received from an Employee or Participant or in procuring a sale, allotment or transfer of any Shares.

20.	Administration

20.1	Administration of these Terms and Conditions

These Terms and Conditions will be administered by the Board, which has authority to make such conditions and regulations for the administration of these Terms and Conditions as it considers necessary or desirable. The Board may delegate any and all of its rights and powers under these Terms and Conditions.

20.2	Board decisions

All decisions of the Board in connection with these Terms and Conditions and its interpretation and the terms of any Awards (including in any dispute) will be final and conclusive.

The Board will decide whether and how to exercise any discretion in these Terms and Conditions.

20.3	Severance of conditions

If any provision of these Terms and Conditions is held to be invalid, illegal or unenforceable for any reason by any court with jurisdiction then, for the purposes of that jurisdiction only:

20.3.1	such provision will be deleted; and

20.3.2	the remaining provisions will continue in full force and effect,

unless the Board decides otherwise.

20.4	Language

Where there is any conflict between the terms of the English version of these Terms and Conditions, the Awards and/or any ancillary documents and a version in any other language, the English language version will prevail.

20.5	Dealing Restrictions

Each person will have regard to Dealing Restrictions when operating, interpreting, administering, participating in and/or taking any other action in relation to these Terms and Conditions.

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21.	Changing these Terms and Conditions and termination

21.1	General power

The Board may change these Terms and Conditions in any way and at any time, providing any such change is consistent with article XII of the Plan.

21.2	Participant consent

If a proposed change would be to the material disadvantage of one or more Participants in respect of existing rights under these Terms and Conditions, then the Board must obtain the written consent of the affected Participant(s).

21.3	Participant consent – minor changes exception

The Board need not obtain Participant consent for any minor changes which are to:

21.3.1	benefit the administration of these Terms and Conditions;

21.3.2	comply with or take account of a change in legislation; and/or

21.3.3	obtain or maintain favourable tax, exchange control or regulatory treatment of any Member of the Group or any present or future Participant.

21.4	Participant consent – majority consent exception

The Board need not obtain the consent of a Participant if:

21.4.1	the Board invites each disadvantaged Participant to indicate whether or not they approve the change; and

21.4.2	the majority of the Participants who were invited and who make an indication approve the change.

21.5	Notice of change

The Board will give written notice of changes to Participants whose Awards are materially affected.

21.6	Termination of these Terms and Conditions

These Terms and Conditions will terminate on the date the Board decides. Termination will not affect existing rights under these Terms and Conditions.

21.7	Consequences of termination

If the Board terminates these Terms and Conditions, no new Award Period may begin. After all outstanding Free Share Awards and Matching Share Awards have either Lapsed or Vested, the Nominee will arrange for:

21.7.1	any Plan Shares held by the Nominee on the Participant’s behalf to be sold or transferred, in accordance with the Participant’s instructions; and

21.7.2	any sales proceeds and other cash held by the Nominee on the Participant’s behalf to be transferred to the Participant, or otherwise paid in accordance with the Participant’s instructions,

as soon as practicable.

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If a Participant does not give the Nominee instructions in relation to the Plan Shares within 90 days of being requested to do so, the Nominee will sell the Plan Shares on the Participant’s behalf.

The Nominee will not be required to transfer cash amounts with a value of less than US$5.

22.	Governing law and jurisdiction

The laws of England and Wales govern these Terms and Conditions and all Awards. The courts of England and Wales have exclusive jurisdiction in respect of any disputes arising in connection with these Terms and Conditions and any Award.

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